PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001 Dated February 25, 2019
Royal Bank of Canada Capped GEARS
$2,476,200 Securities Linked to a Basket of Selected Equity Securities due on March 31, 2020
Investment Description
Capped GEARS (each, a “Security” and collectively, the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to an equally weighted basket (the “Underlying”) of 25 selected equity securities (each, a “Basket Equity”). The Basket Equities are listed on page 4, and described in more detail below in the section “Information About the Basket Equities.” If the Underlying Return is positive, we will repay the principal amount at maturity plus pay a return equal to 2.0 (the “Upside Gearing”) times the Underlying Return, up to the Maximum Gain of 19.25%. If the Underlying Return is negative, you will lose 1% of the principal amount of your Securities for every 1% decline in the level of the Underlying, up to a loss of 100% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of the principal amount. The Securities will not be listed on any exchange.  Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates
❑        Enhanced Growth Potential, Up to the Maximum Gain — At maturity, if the Underlying Return is positive, we will pay you the principal amount plus a return equal to the Upside Gearing times the Underlying Return up to the Maximum Gain of 19.25%.
❑            Full Downside Market Exposure— If the Underlying Return is zero, we will pay the full principal amount at maturity.  However, if the Underlying Return is negative, we will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying.  Accordingly, you may lose some or all of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.
Trade Date	February 25, 2019
Settlement Date	February 28, 2019
Final Valuation Date[1]	March 26, 2020
Maturity Date[1]	March 31, 2020
1 Subject to postponement if a market disruption event occurs, as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement EQUITY-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT EQUITY-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Capped GEARS Linked to an equally weighted basket of selected equity securities.  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.
Underlying	Weighting of Each Basket Equity	Upside Gearing	Maximum Gain	Initial Underlying Level	CUSIP	ISIN
A Basket of Selected Equity Securities	1/25	2.0	19.25%	100.00	78014H243	US78014H2435
See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated September 7, 2018, the prospectus supplement dated September 7, 2018, product prospectus supplement EQUITY-1 dated January 18, 2019 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement EQUITY-1.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
	$2,476,200	$10.00	$49,524	$0.20	$2,426,676	$9.80
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.20 per $10.00 principal amount of the Securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The initial estimated value of the Securities as of the date of this document is $9.5127 per $10 in principal amount, which is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Securities” below.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.
UBS Financial Services Inc	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our senior global medium-term notes, Series H, of which these Securities are a part, and the more detailed information contained in product prospectus supplement EQUITY-1 dated January 18, 2019.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement EQUITY-1, as the Securities involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement EQUITY-1 dated January 18, 2019: https://www.sec.gov/Archives/edgar/data/1000275/000114036119001337/form424b5.htm

♦	Prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm

♦	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦
You can tolerate the loss of some or all of the principal amount of the Securities and are willing to make an investment that has similar downside market risk as a hypothetical investment in the Underlying.

♦	You believe that the value of the Underlying will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.
♦
You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover page of this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the Basket Equities.
♦	You understand and accept the risks associated with an investment linked to the Basket equities.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦
You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦
You cannot tolerate the loss of some or all of the principal amount of the Securities, and you are not willing to make an investment that has similar downside market risk as a hypothetical investment in the Underlying.

♦
You believe that the value of the Underlying will decline over the term of the Securities, or you believe the Underlying will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦	You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover page of this pricing supplement.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Underlying.
♦	You seek current income from this investment or prefer to receive the dividends paid on the Basket Equities.
♦	You do not understand or accept the risks associated with an investment linked to the Basket Equities.
♦	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement EQUITY-1 for risks related to an investment in the Securities. In addition, you should review carefully the section below, “Information About the Basket Equities,” for more information about the Basket Equities.

Final Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security.
Term:	Approximately 13 months
Underlying:	An equally weighted basket consisting of the following equity securities:
Basket Equity	Bloomberg Symbol	Initial Equity Price
Common Stock of Albemarle Corporation	ALB	$91.57
Common Stock of Alliance Data Systems Corporation	ADS	$174.29
Common Stock of Ameriprise Financial, Inc.	AMP	$131.94
Common Stock of Bed Bath & Beyond Inc.	BBBY	$16.84
Common Stock of Conagra Brands, Inc.	CAG	$23.31
Common Stock of Dana Incorporated	DAN	$20.52
Common Stock of First Horizon National Corporation	FHN	$15.70
Common Stock of Floor & Decor Holdings, Inc.	FND	$38.75
Common Stock of Gardner Denver Holdings, Inc.	GDI	$27.06
Common Stock of General Mills, Inc.	GIS	$46.20
Common Stock of Hanesbrands Inc.	HBI	$19.04
Common Stock of Keurig Dr Pepper Inc.	KDP	$27.00
Common Stock of The Kraft Heinz Company	KHC	$34.23
Common Stock of L Brands, Inc.	LB	$27.67
Common Stock of Lincoln National Corporation	LNC	$63.35
Common Stock of The Macerich Company	MAC	$43.90
Common Stock of McDermott International, Inc.	MDR	$8.00
Common Stock of Olin Corporation	OLN	$26.36
Common Stock of Principal Financial Group, Inc.	PFG	$53.09
Common Stock of Schneider National, Inc.	SNDR	$23.05
Common Stock of State Street Corporation	STT	$72.47
Common Stock of Synchrony Financial	SYF	$31.83
Common Stock of Tenneco Inc.	TEN	$36.37
Common Stock of Terex Corporation	TEX	$35.93
Common Shares of Transocean Ltd.	RIG	$8.32
For information as to the criteria used to select the Basket Equities, please see the section below, “Information About the Basket Equities.”
Weighting of Each Basket Equity:	1/25
Upside Gearing:	2.0
Maximum Gain	19.25%
Payment at Maturity (per $10 Security):
If the Underlying Return is positive, we will pay you:
$10 + ($10 x the lesser of (i) Upside Gearing x Underlying Return and (ii) Maximum Gain)
If the Underlying Return is zero, we will pay you:
$10
If the Underlying Return is negative,  we will pay you:
$10 + ($10 x Underlying Return)
In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Underlying Return.

Underlying Return:	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level:	100
Final Underlying Level:	100 × [1 + (the sum of the Equity Return of each Basket Equity multiplied by its Weighting)]
Equity Return of Each Basket Equity:	Final Equity Price – Initial Equity Price Initial Equity Price
Initial Equity Price:
With respect to each Basket Equity, the Closing Price of that Basket Equity on the Trade Date, as indicated in the table above, subject to adjustment as described in the section “General Terms of the Securities—Anti-dilution Adjustments” of the product prospectus supplement.

Final Equity Price:	With respect to each Basket Equity, the Closing Price of that Basket Equity on the Final Valuation Date.
Investment Timeline
Trade Date:	The Maximum Gain was set. The Initial Equity Price of each Basket Equity was determined and the Initial Underlying Level was set to 100.

Maturity Date:
The Final Equity Price and the Equity Return of each Basket Equity, the Final Underlying Level and the Underlying Return are determined.
If the Underlying Return is positive, we will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:
$10 + ($10 x the lesser of (i) Upside Gearing x Underlying Return and (ii) Maximum Gain)
If the Underlying Return is zero, we will pay you a cash payment of $10.00 per $10.00 Security.
If the Underlying Return is negative, we will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Underlying, and equal to:
$10.00 + ($10.00 x Underlying Return)
In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the percentage decline in the Underlying Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement EQUITY-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Securities Generally
♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative, you will be fully exposed to any percentage decline in the Underlying Return and we will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying.  Accordingly, you could lose the entire principal amount of the Securities.

The inclusion of the Basket Equities in the Basket does not guarantee a positive return on the Securities.  The Basket Equities were selected by UBS in the manner described below in “Information About the Basket Equities,” which was in part due to their significant decrease in value in the year 2018.  However, there can be no assurance that any Basket Equity, or the Basket in its entirety, will appreciate or will not decline further. The list of stocks included in the Basket is not dynamic; if UBS’s opinion of a Basket Equity changes after the list is constituted, that change will not cause the deletion or addition of any Basket Equities.  Our offering of the Securities does not constitute a recommendation of ours, UBS or our respective affiliates to invest in the Securities or in the Basket Equities.
♦
The Upside Gearing Applies Only if You Hold the Securities to Maturity: The application of the Upside Gearing only applies at maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Upside Gearing and the return you realize may be less than the Upside Gearing times the return of the Underlying at the time of sale, even if that return is positive and does not exceed the Maximum Gain.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain:  If the Underlying Return is positive, we will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation in the Underlying, which may be significant.  Therefore, you will not benefit from any appreciation of the Underlying in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Underlying.

♦	No Interest Payments: We will not pay any interest with respect to the Securities.
♦
An Investment in the Securities Is Subject to Our Credit Risk:  The Securities are our unsubordinated, unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, our actual and perceived creditworthiness may affect the market value of the Securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
The Securities Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers:  Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities — Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Securities could be exposed to losses.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity:  The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security that we issued with the same maturity date or if you invested directly in the Basket Equities.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Market Risk:  The price of any Basket Equity can rise or fall sharply due to factors specific to that Basket Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the issuers of the Basket Equities and the Basket Equities.  We urge you to review financial and other information filed periodically by the issuers of the Basket Equities with the SEC.

♦
The Initial Estimated Value of the Securities Is Less than the Price to the Public:  The initial estimated value that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary market price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Were Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.
The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.
♦
Changes in the Prices of the Basket Equities May Offset Each Other: The Securities are linked to an equally weighted basket comprised of the Basket Equities. If the market price of one or more of the Basket Equities appreciates, the market price of one or more of the other Basket Equities may not appreciate by the same amount or may even decline. Therefore, in determining the Final Underlying Level and the payment at maturity on the Securities, increases in the prices of one or more of the Basket Equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other Basket Equities.

♦
Owning the Securities Is Not the Same as Owning the Basket Equities: Investing in the Securities is not equivalent to investing directly in the Underlying. The return on your Securities may not reflect the return you would realize if you actually owned the Basket Equities. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Equities would have. Any dividends paid on the Basket Equities will not be included in the payment at maturity.

♦
The Historical Prices of any Basket Equity Should Not Be Taken as an Indication of Its Future Prices During the Term of the Securities: The trading prices of the Basket Equities will determine the value of the Securities at any given time. However, it is impossible to predict whether the price of any Basket Equity will rise or fall, and trading prices of the Basket Equities will be influenced by complex and interrelated political, economic, financial and other factors that can affect the value of the Underlying.

♦
The Common Stock of Some Basket Equities Have Limited Historical Information: The common stock of Synchrony Financial commenced trading on July 30, 2014, the common stock of Kraft Heinz Company commenced trading on July 2, 2015, the common stock of Schneider National, Inc. commenced trading on April 5, 2017, the common stock of Floor & Decor Holdings, Inc. commenced trading on April 26, 2017, and the common stock of Gardner Denver Holdings, Inc. on May 11, 2017.  Because these Basket Equities have a limited trading history, your investment in the Securities linked to these Basket Equities may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

♦
There Are Risks Associated with Foreign Companies: Securities issued by non-U.S. issuers, including the common equity securities of MDR and RIG, involve particular risks. For example, the relevant non-U.S. markets may be more volatile than the U.S. securities markets, and market developments may affect that market differently from the United States or other markets. Securities prices generally are subject to political, economic, financial and social factors that apply to the relevant non-U.S. markets. These factors include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Lack of Liquidity:  The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying, and therefore, the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦
Potential Royal Bank of Canada and UBS Impact on Price:  Trading or other transactions by Royal Bank of Canada, UBS, or our respective affiliates in a Basket Equity, futures, options, exchange-traded funds or other derivative products on a Basket Equity, may adversely affect the Closing Price of that Basket Equity and the value of the Underlying, and, therefore, the market value of the Securities.

♦
The Probability That the Value of the Basket Will Fall Below the Initial Basket Level on the Final Valuation Date Will Depend on the Volatility of the Basket Equities:  “Volatility” refers to the frequency and magnitude of changes in the level of the Basket Equities. Greater expected volatility with respect to the Basket Equities reflects a higher expectation as of the Trade Date that the level Basket could close below the Initial Underlying Level on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the volatility of the Basket Equities can change significantly over the term of the Securities. The value of the Basket could fall sharply, which could result in a significant loss of principal.

♦
The Terms of the Securities Were Influence at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors. Many economic and market factors influenced the terms of the Securities at issuance and will affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the prices of the Basket Equities on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the prices of the Basket Equities. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the level of the Underlying;
♦	whether the level of the Underlying is below the Initial Underlying Level;
♦	the actual or expected volatility of the prices of the Basket Equities;
♦	the time remaining to maturity of the Securities;

♦	the dividend rates on the Basket Equities;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Basket Equities that may or may not require an adjustment to the terms of the Securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Securities at issuance and will affect the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Securities at a substantial discount from the principal amount if, for example, the level of the Underlying is at, below or not sufficiently above, the Initial Underlying Level.
♦
The Anti-Dilution Protection for a Basket Equity Is Limited: The calculation agent will make adjustments to the Initial Equity Price of a Basket Equity for certain events affecting the shares of that Basket Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect a Basket Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and reflect the Initial Underlying Level of 100.00, the Maximum Gain of 19.25% and the Upside Gearing of 2.0. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Underlying Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Example 1 – On the Final Valuation Date, the Underlying closes 2% above the Initial Underlying Level. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Upside Gearing and the Maximum Gain.  Since the Underlying Return of 2% times the Upside Gearing is less than the Maximum Gain, we will pay you at maturity a cash payment of $10.40 per $10 principal amount Security, calculated as follows:
$10 + ($10 x 2% x 2.0) = $10 + $0.40 = $10.40
Example 2 – On the Final Valuation Date, the Underlying closes 30% above the Initial Underlying Level. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Upside Gearing and the Maximum Gain. Since the Underlying Return of 30% times the Upside Gearing is greater than the Maximum Gain, we will pay you at maturity the principal amount plus a return equal to the Maximum Gain, or $11.925 per $10 principal amount Security.
$10 + ($10 x 19.25%) = $10 + $1.925 = $11.925
Example 3 – On the Final Valuation Date, the Underlying closes 40% below the Initial Underlying Level. Because the Underlying Return is -40%,  which is negative, we will pay you at maturity a cash payment of $6 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:
$10 + ($10 x -40%) = $10 - $4 = $6.00
Hypothetical Final Underlying Level	Hypothetical Underlying Return(1)	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities (%)(2)
200.00	100.00%	$11.925	19.25%
175.00	75.00%	$11.925	19.25%
150.00	50.00%	$11.925	19.25%
140.00	40.00%	$11.925	19.25%
130.00	30.00%	$11.925	19.25%
120.00	20.00%	$11.925	19.25%
110.00	10.00%	$11.925	19.25%
109.625	9.625%	$11.925	19.25%
107.50	7.50%	$11.50	15.00%
105.00	5.00%	$11.00	10.00%
102.00	2.00%	$10.40	4.00%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$9.50	-5.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$8.00	-20.00%
75.00	-25.00%	$7.50	-25.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
25.00	-75.00%	$2.50	-75.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The Underlying Return excludes any cash dividend payments on any Basket Equity.
(2)	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary supplements, and to the extent inconsistent supersedes, the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. In addition, the IRS has released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of Securities will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Securities.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Basket Equities
Included on the following pages is a brief description of the issuer of each Basket Equity. This information has been obtained from publicly available sources, and none of us, UBS or any of our respective affiliates have made any due diligence investigation as to these companies in connection with this offering.
Each Basket Equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed by the issuer of each Basket Equity with the SEC can be reviewed electronically through the website maintained by the SEC, which is http://www.sec.gov. Information filed with the SEC by the issuer of a Basket Equity under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or the accompanying prospectus or prospectus supplement.
The Basket contains some of 2018’s worst-performing equities, as determined by the UBS Wealth Management Americas Capital Markets Equity Advisory Group (“Group”). The Group is not part of UBS Investment Research. The Basket Equities are stocks which the Group believes experienced potentially unwarranted and excessive selling pressure in 2018, and that could experience a material rebound in price as investors recognize potential value in these stocks. With certain trading factors such as tax-loss selling and sector rotations potentially adding to price declines, the Group has expressed the belief that a portfolio of underperforming equities has the potential to outperform the broader equity markets in the following year. A screening process with qualitative measures (such as views from UBS Investment Research, UBS Chief Investment Office Americas, Wealth Management (“UBS CIO Americas, WM”), UBS Chief Investment Office, Wealth Management (“UBS CIO, WM”) and UBS Capital Markets) was utilized in selecting the Basket Equities.
The Group selected the Basket Equities from securities included in the Russell 3000® Index (the “RUA”).  The RUA is an index comprised of 3,000 of the largest and most liquid stocks based and traded in the United States.
The Group identified securities from the RUA:
•	that had positive trailing 12-month free cash flow and have positive estimated sales growth year over year as based on Bloomberg consensus analyst estimates;
•	that decreased in value in 2018 by 10% or more; and
•	that had a minimum rating of “Neutral” from UBS Investment Research, or “Bellwether” from UBS CIO Americas, WM, or UBS CIO, WM.
The Basket was limited to a maximum of 25% of companies from a particular sector, as determined by the Group.  The Basket was limited to 25 Basket Equities; if the screening resulted in more than 25 securities, the Group’s selection committee determined which stocks to eliminate while maintaining the sector concentration limits. The Group selected the Basket Equities as of December 31, 2018.
There can be no assurance that the criteria used to select the Basket Equities, many of which are based on subjective determinations, will result in a positive return on the Securities. Although the Group has expressed a positive view as to the Basket Equities prior to the date of this document, its views and the views of the UBS or its affiliates may change significantly during the term of the Securities. Even if the views of the Group, UBS or other affiliates of UBS change during the term of the Securities, the Basket Equities will remain unchanged.
In addition, any views of any division of UBS are separate and apart from the offering of these Securities, and do not constitute investment advice.  Our offering of the Securities does not constitute a recommendation of ours, UBS or our respective affiliates to invest in the Securities or in the Basket Equities and none of those entities makes any representations as to the performance of the Securities or any Basket Equity.
The Group, UBS Investment Research, UBS CIO Americas, WM and UBS CIO, WM are not affiliated with us.
Albemarle Corporation
Albemarle Corporation produces specialty chemicals. The company offers plastics, polymers, and elastomers, as well as cleaning products, agricultural compounds, pharmaceuticals, photographic chemicals, drilling compounds, and biocides. The company focuses on lithium, bromine, refining catalysts, and applied surface treatment.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000915913. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “ALB.”
Alliance Data Systems Corporation
Alliance Data Systems Corporation provides data-driven and transaction-based marketing and customer loyalty solutions. The company offers outsourced marketing solutions, including customer loyalty programs, database marketing, consulting, analytics and creative, email marketing, private label, and co-branded retail credit cards.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001101215. The company’s common stock is listed on the NYSE under the ticker symbol “ADS.”
Ameriprise Financial, Inc.
Ameriprise Financial, Inc. is a financial planning and services firm. The company provides financial planning and products and services that are designed to be utilized as solutions for its clients’ cash and liquidity, asset accumulation, income, protection, and estate and wealth transfer needs.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000820027. The company’s common stock is listed on the NYSE under the ticker symbol “AMP.”
Bed Bath & Beyond Inc.
Bed Bath & Beyond Inc. operates a nationwide chain of retail stores. The company sells a wide assortment of merchandise, principally including domestic merchandise and home furnishings, as well as food, giftware, health and beauty care items, and infant and toddler merchandise.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000886158. The company’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “BBBY.”

Conagra Brands, Inc.
Conagra Brands, Inc. manufactures and markets packaged foods for retail consumers, restaurants, and institutions. The company offers meals, entrees, condiments, sides, snacks, specialty potatoes, milled grain ingredients, dehydrated vegetables and seasonings, and blends and flavors.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000023217. The company’s common stock is listed on the NYSE under the ticker symbol “CAG.”
Dana Incorporated
Dana Incorporated engineers, manufactures, and distributes components and systems for automotive, heavy truck, off-highway, engine, and industrial markets. The company also provides leasing services in selected markets.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000026780. The company’s common stock is listed on the NYSE under the ticker symbol “DAN.”
First Horizon National Corporation
First Horizon National Corporation, through its subsidiaries, provides a range of financial services. The company offers a variety of commercial banking services and also conducts mortgage banking, capital markets, and transaction processing.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000036966. The company’s common stock is listed on the NYSE under the ticker symbol “FHN.”
Floor & Decor Holdings, Inc.
Floor & Decor Holdings, Inc., through its subsidiaries, sells tile, wood, laminate, and natural stone flooring along with decorative and installation accessories. The company serves customers in the United States.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001507079. The company’s common stock is listed on the NYSE under the ticker symbol “FND.”
Gardner Denver Holdings, Inc.
Gardner Denver Holdings, Inc., through its subsidiaries, manufactures vacuum systems, bottle blowers, pumps, and air and gas compressors.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001699150. The company’s common stock is listed on the NYSE under the ticker symbol “GDI.”
General Mills, Inc.
General Mills, Inc. manufactures and markets branded and packaged consumer foods. The company also supplies branded and unbranded food products to the foodservice and commercial baking industries.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000040704. The company’s common stock is listed on the NYSE under the ticker symbol “GIS.”
Hanesbrands Inc.
Hanesbrands Inc. manufactures apparels and clothing products. The company produces underwear, t-shirts, sport shirts, socks, bras, thermals, sweatshirts, sleepwear, and shoes.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 000135984. The company’s common stock is listed on the NYSE under the ticker symbol “HBI.”
Keurig Dr Pepper Inc.
Keurig Dr Pepper Inc. manufactures and distributes non-alcoholic beverages. The company offers soft drinks, juices, teas, mixers, water, and other beverages.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001418135. The company’s common stock is listed on the NYSE under the ticker symbol “KDP.”
The Kraft Heinz Company
The Kraft Heinz Company produces food products. The company distributes dairy products, sauces, flavored milk powders, and other products.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001637459. The company’s common stock is listed on the Nasdaq under the ticker symbol “KHC.”
L Brands, Inc.
L Brands, Inc. sells women’s apparel and beauty products. The company offers various products, including women’s apparel, women’s lingerie, beauty and personal care products, home fragrances, and other related products and accessories. The company serves customers in the United States, Canada, and the United Kingdom through specialty retail stores, websites, and catalogues.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000701985. The company’s common stock is listed on the NYSE under the ticker symbol “LB.”
Lincoln National Corporation
Lincoln National Corporation is a financial services company headquartered in Radnor, PA, marketed as Lincoln Financial Group. The company offers diverse solutions including annuities, life, group life, disability and dental insurance, employer-sponsored retirement plans, savings plans, and financial planning and advisory services.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000059558. The company’s common stock is listed on the NYSE under the ticker symbol “LNC.”
The Macerich Company
The Macerich Company is a self-managed and self-administered real estate investment trust. The company focuses on the acquisition, leasing, management, development and redevelopment of regional malls in the United States.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000059558. The company’s common stock is listed on the NYSE under the ticker symbol “MAC.”
McDermott International, Inc.
McDermott International, Inc. is an energy services company. The company and its subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management, and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000912242. The company’s common stock is listed on the NYSE under the ticker symbol “MDR.”
Olin Corporation
Olin Corporation manufactures chemicals and ammunition products. The company manufactures and sells chlorine, caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, sodium chlorate, bleach products, and potassium hydroxide. The company also manufactures products that include sporting ammunition, reloading components, small caliber military ammunition and industrial cartridges.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000074303. The company’s common stock is listed on the NYSE under the ticker symbol “OLN.”
Principal Financial Group, Inc.
Principal Financial Group, Inc. provides financial products and services to businesses, individuals, and institutional clients. The company offers retirement solutions, life and health insurance, wellness programs, and investment and banking products.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001126328. The company’s common stock is listed on the Nasdaq under the ticker symbol “PFG.”
Schneider National, Inc.
Schneider National, Inc. is a transportation and logistics services company. The company offers truckload, intermodal, and logistics solutions and manages trucking fleets in North America. The company provides asset-based truckload services with asset-light intermodal and non-asset logistics offerings.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001692063. The company’s common stock is listed on the NYSE under the ticker symbol “SNDR.”
State Street Corporation
State Street Corporation services institutional investors and manages financial assets. The company’s products and services include custody, accounting, administration, daily pricing, international exchange services, cash management, financial asset management, securities lending, and investment advisory services.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000093751. The company’s common stock is listed on the NYSE under the ticker symbol “STT.”
Synchrony Financial
Synchrony Financial is a consumer financial services company. The company provides a range of credit products through programs with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations, and healthcare service providers.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001601712. The company’s common stock is listed on the NYSE under the ticker symbol “SYF.”
Tenneco Inc.
Tenneco Inc. designs, manufactures, and markets emission control and ride control products and systems for the automotive original equipment market and the aftermarket. The company’s products include shocks and struts, shock absorbers, mufflers, and performance exhaust products, as well as noise, vibration, and harshness control components.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001024725. The company’s common stock is listed on the NYSE under the ticker symbol “TEN.”
Terex Corporation
Terex Corporation is a manufacturer operating in four business segments; aerial, work platforms, construction, cranes, and materials processing. The company manufactures a broad range of equipment for use in various industries including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy, and utility industries.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000097216. The company’s common stock is listed on the NYSE under the ticker symbol “TEX.”

Transocean Ltd.
Transocean Ltd. is an offshore drilling contractor. The company owns and operates mobile offshore drilling units, inland drilling barges, and other assets utilized in the support of offshore drilling activities. The company operates in technically demanding segments of the offshore drilling business, including deepwater and harsh environment drilling services.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001451505. The company’s common shares are listed on the NYSE under the ticker symbol “RIG.”
Hypothetical Historical Performance of the Underlying
While actual historical information on the Underlying did not exist before the Trade Date, the following graph sets forth the hypothetical historical daily performance of the Underlying from May 11, 2017 (the date when Gardner Denver Holdings, Inc. commenced trading) through February 25, 2019.  The graph is based upon actual daily historical closing prices of the Basket Equities and a hypothetical basket level of 100.00 as of May 11, 2017. This hypothetical historical data on the Underlying is not necessarily indicative of the future performance of the Basket or what the value of the Securities may be. Any hypothetical historical upward or downward trend in the level of the Underlying shown below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.  We obtained this information from Bloomberg L.P., without independent investigation.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors at the price to public listed on the cover hereof, or its affiliates at the price indicated on the cover of this pricing supplement.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement EQUITY-1.
We will deliver the Notes on a date that is greater than two business days following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately eight months after the issue date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than a secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if a secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each Basket Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting discount and our estimated hedging costs.  These factors resulted in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement EQUITY-1 dated January 18, 2019 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.
Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Securities or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.